UHY LLP
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-63758, 333-81326, 333-128082, 333-178261 and 333-183312) of Guided Therapeutics, Inc. and Subsidiary of our report dated May 8, 2019, relating to the consolidated financial statements, which appears in this Form 10-K for the year ended December 31, 2018.

Uhy LLP

Sterling Heights, Michigan
May 8, 2019